Exhibit 5.1

November 10, 2015

Tobira Therapeutics, Inc.

701 Gateway Boulevard, Suite 200 San Francisco, CA 94080

Re:	Tobira Therapeutics, Inc. (the “Company”)
Registration Statement for 1,200,000 shares of Common Stock

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 1,200,000 shares of Common Stock, $0.001 par value (the “Shares”) issuable under the Company’s 2013 Equity Compensation Plan (the “Plan”).

In connection with this opinion, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan. We have participated in the preparation of the Registration Statement and have examined and relied upon the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold by the Company pursuant to the applicable provisions of the Plan and pursuant to the agreements which accompany the Plan, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP Dettmer Stough Villeneuve Franklin & Hachigian, LLP